Exhibit 99.1
KIMBALL ELECTRONICS, INC. REPORTS SECOND QUARTER FISCAL 2022 RESULTS; REITERATES SALES GUIDANCE FOR FISCAL 2022 AND ANNOUNCES FACILITY EXPANSION IN POLAND

•Net sales in the second quarter of fiscal 2022 totaled $315.3 million.
•Net income of $5.1 million, or $0.20 per diluted share.

JASPER, Ind., February 7, 2022 (BUSINESS WIRE) -- Kimball Electronics, Inc. (Nasdaq: KE) today announced financial results for the second quarter ended December 31, 2021.

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(Amounts in Thousands, except EPS)	2021	2020	2021	2020
Net Sales	$315,264	$320,604	$607,981	$652,353
Operating Income	$6,914	$16,179	$11,694	$33,986
Adjusted Operating Income (non-GAAP) (1)	$7,316	$16,990	$10,625	$35,006
Operating Income %	2.2%	5.0%	1.9%	5.2%
Adjusted Operating Income (non-GAAP) %	2.3%	5.3%	1.7%	5.4%
Net Income	$5,113	$15,062	$7,677	$31,873
Adjusted Net Income (non-GAAP) (1)	$5,113	$15,195	$6,627	$31,747
Diluted EPS	$0.20	$0.60	$0.30	$1.26
Adjusted Diluted EPS (non-GAAP) (1)	$0.20	$0.60	$0.26	$1.25
(1) A reconciliation of GAAP and non-GAAP financial measures is included below.

Donald D. Charron, Chairman and Chief Executive Officer, stated, “Q2 was another hard fought quarter for our company, as global supply chain issues stemming from the COVID-19 pandemic persisted and adversely impacted our results. Component shortages continued to make it extremely challenging to obtain the materials needed to support customer demand. While conditions improved modestly in December with sales accelerating, the lost absorption was significant once again this quarter, as we remained committed to retaining our highly skilled workforce in anticipation of a strong second half to the fiscal year. We continue to be well positioned with record levels of backlog, and we are reiterating our sales guidance for fiscal 2022, although we expect to finish the year at the lower end of the range. We are revising our operating income margin guidance to reflect the difficult first half and our outlook for the balance of the fiscal year.”

Mr. Charron continued, “We are also excited to announce our plans to expand the facility in Poznan, Poland. This is our third facility expansion in the last 15 months, and representative of the high level of success we’ve experienced in winning new business. Similar to Thailand and Mexico, the additional capacity is needed for programs with new and existing customers. We expect the expansion in Poznan to add approximately 40% to existing production square footage, and will leverage our team in Poland to support our customers based in Europe when the expansion is complete in early fiscal 2024. We are updating our guidance for capital expenditures for fiscal 2022, which will include the early investments in Poznan and additional capital related to a major win in the next generation of electronic braking systems for a longstanding customer.”

Second Quarter Fiscal Year 2022 Overview

•Net sales decreased 2% compared to the second quarter of fiscal year 2021. Foreign currency had a negligible impact on net sales in the quarter compared to the same period a year ago.
•Cash flow used for operating activities of $48.3 million during the second quarter of fiscal 2022.
•Cash conversion days (“CCD”) for the quarter ended December 31, 2021 were 81 days, up from 75 days in the second quarter of fiscal year 2021. CCD is calculated as the sum of days sales outstanding plus contract asset days plus production days supply on hand less accounts payable days.
•Investments in capital expenditures were $15.1 million during the quarter.
•Cash and cash equivalents were $56.7 million and borrowings outstanding on credit facilities were $103.0 million at December 31, 2021, including $40.0 million classified as long term.

Facility Expansion in Poznan, Poland

The company also announced its intent to expand the facility in Poznan, Poland. The additional capacity is needed for programs with new and existing customers. The expansion is expected to require approximately $8 million of capital investment, adding approximately 40% to the facility’s existing production square footage, and will leverage the team in Poland to support customers based in Europe when complete in early fiscal 2024.

Fiscal Year 2022 Guidance

The company is reiterating its sales guidance for fiscal year 2022 with net sales in the range of $1.4 - $1.5 billion, an 8% to 16% increase year-over-year, although the final result is expected to be at the lower end of the range. Operating income is estimated to be 3.75% - 4.25% of net sales, compared to the original guidance of 4.5% - 5.0% of net sales. The change in the operating income estimate reflects a difficult first half due to the unavailability of material. Under normal operating conditions, the company expects an annual run rate for operating income in the range of 4.5% - 5.0% of net sales. The second half of fiscal 2022 is expected to ramp up significantly throughout the period, with a very strong finish to the fiscal year and operating income above that range, as the backlog of open orders is worked down. Capital expenditures for fiscal year 2022 are now expected to be in the range of $70 - $80 million compared to the original guidance of $60 - $70 million. This update includes the facility expansions in Thailand, Mexico, and the early investments associated with today’s announcement of the facility expansion in Poland.

Net Sales by Vertical Market for Q2 Fiscal 2022:

	Three Months Ended
	December 31,
(Amounts in Millions)	2021	*	2020	*	Percent Change
Automotive	$139.0	44%	$151.9	48%	(8)%
Medical	89.8	29%	87.1	27%	3%
Industrial	71.8	23%	67.7	21%	6%
Public Safety	10.8	3%	10.5	3%	3%
Other	3.9	1%	3.4	1%	17%
Total Net Sales	$315.3		$320.6		(2)%

*As a percent of Total Net Sales

–Automotive includes electronic power steering, body controls, automated driver assist systems, and electronic braking systems
–Medical includes sleep therapy and respiratory care, image guided therapy, in vitro diagnostics, drug delivery, AED, and patient monitoring
–Industrial includes climate controls, automation controls, optical inspection, and smart metering
–Public Safety includes thermal imaging, first responder electronics, and security

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking, including our fiscal year 2022 guidance, under the Private Securities Litigation Reform Act of 1995. The statements may be identified by the use of words such as “expect,” “should,” “goal,” “predict,” “will,” “future,” “optimistic,” “confident,” and “believe.” Undue reliance should not be placed on these forward-looking statements. These statements are based on current expectations of future events and thus are inherently subject to uncertainty. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections. These forward-looking statements are subject to risks and uncertainties including, without limitation, global economic conditions, geopolitical environment, global health emergencies including the COVID-19 pandemic, availability or cost of raw materials and components, foreign exchange rate fluctuations, and our ability to convert new business opportunities into customers and revenue. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the company are contained in its Annual Report on Form 10-K for the year ended June 30, 2021.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. The non-GAAP financial measures contained herein include adjusted operating income, adjusted net income, adjusted diluted EPS, and ROIC. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Reconciliation of Non-GAAP Financial Measures section below. Management believes these measures are useful and allow investors to meaningfully trend, analyze, and benchmark the performance of the company’s core operations. The company’s non-GAAP financial measures are not necessarily comparable to non-GAAP information used by other companies.

About Kimball Electronics, Inc.
Kimball Electronics is a multifaceted manufacturing solutions provider of electronics and diversified contract manufacturing services to customers around the world. From our operations in the United States, China, India, Japan, Mexico, Poland, Romania, Thailand, and Vietnam, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (Nasdaq: KE) is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.

Conference Call / Webcast

Date:	February 8, 2022
Time:	10:00 AM Eastern Time
Live Webcast:	investors.kimballelectronics.com/events-and-presentations/events
Dial-In #:	844-200-6205 (other locations - 929-526-1599)
Conference ID:	262854
For those unable to participate in the live webcast, the call will be archived at investors.kimballelectronics.com.
Lasting relationships. Global success.

Financial highlights for the second quarter and year-to-date period ended December 31, 2021 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except Per Share Data)	December 31, 2021		December 31, 2020
Net Sales	$315,264	100.0%	$320,604	100.0%
Cost of Sales	294,427	93.4%	290,939	90.7%
Gross Profit	20,837	6.6%	29,665	9.3%
Selling and Administrative Expenses	13,923	4.4%	13,486	4.3%
Operating Income	6,914	2.2%	16,179	5.0%
Other Income (Expense), net	(209)	(0.1)%	2,411	0.8%
Income Before Taxes on Income	6,705	2.1%	18,590	5.8%
Provision for Income Taxes	1,592	0.5%	3,528	1.1%
Net Income	$5,113	1.6%	$15,062	4.7%

Earnings Per Share of Common Stock:
Basic	$0.20		$0.60
Diluted	$0.20		$0.60

Average Number of Shares Outstanding:
Basic	25,238		25,101
Diluted	25,282		25,171

(Unaudited)	Six Months Ended
(Amounts in Thousands, except Per Share Data)	December 31, 2021		December 31, 2020
Net Sales	$607,981	100.0%	$652,353	100.0%
Cost of Sales	571,544	94.0%	592,105	90.8%
Gross Profit	36,437	6.0%	60,248	9.2%
Selling and Administrative Expenses	26,127	4.3%	26,603	4.1%
Other General Expense (Income)	(1,384)	(0.2)%	(341)	(0.1)%
Operating Income	11,694	1.9%	33,986	5.2%
Other Income (Expense), net	(1,458)	(0.2)%	4,546	0.7%
Income Before Taxes on Income	10,236	1.7%	38,532	5.9%
Provision for Income Taxes	2,559	0.4%	6,659	1.0%
Net Income	$7,677	1.3%	$31,873	4.9%

Earnings Per Share of Common Stock:
Basic	$0.30		$1.27
Diluted	$0.30		$1.26

Average Number of Shares Outstanding:
Basic	25,201		25,127
Diluted	25,283		25,265

Condensed Consolidated Statements of Cash Flows	Six Months Ended
(Unaudited)	December 31,
(Amounts in Thousands)	2021	2020
Net Cash Flow (used for) provided by Operating Activities	$(56,463)	$72,256
Net Cash Flow used for Investing Activities	(27,805)	(14,417)
Net Cash Flow provided by (used for) Financing Activities	35,465	(33,433)
Effect of Exchange Rate Change on Cash and Cash Equivalents	(901)	4,222
Net (Decrease) Increase in Cash and Cash Equivalents	(49,704)	28,628
Cash and Cash Equivalents at Beginning of Period	106,442	64,990
Cash and Cash Equivalents at End of Period	$56,738	$93,618

	(Unaudited)
Condensed Consolidated Balance Sheets	December 31, 2021	June 30, 2021
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$56,738	$106,442
Receivables, net	186,175	203,382
Contract assets	57,186	45,863
Inventories	304,194	200,386
Prepaid expenses and other current assets	28,469	27,320
Property and Equipment, net	179,046	163,251
Goodwill	12,011	12,011
Other Intangible Assets, net	15,893	17,008
Other Assets	43,513	38,398
Total Assets	$883,225	$814,061

LIABILITIES AND SHARE OWNERS’ EQUITY
Current portion of borrowings under credit facilities	$63,038	$26,214
Accounts payable	254,987	216,544
Accrued expenses	49,441	58,016
Long-term debt under credit facilities, less current portion	40,000	40,000
Long-term income taxes payable	7,812	8,854
Other	22,780	22,461
Share Owners’ Equity	445,167	441,972
Total Liabilities and Share Owners’ Equity	$883,225	$814,061

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except Per Share Data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Operating Income, as reported	$6,914	$16,179	$11,694	$33,986
SERP	402	811	315	1,361
Legal Recovery	—	—	(1,384)	(341)
Adjusted Operating Income	$7,316	$16,990	$10,625	$35,006

Net Income, as reported	$5,113	$15,062	$7,677	$31,873
Adjustments After Measurement Period on GES Acquisition	—	133	—	133
Legal Recovery, After-Tax	—	—	(1,050)	(259)
Adjusted Net Income	$5,113	$15,195	$6,627	$31,747

Diluted Earnings per Share, as reported	$0.20	$0.60	$0.30	$1.26
Adjustments After Measurement Period on GES Acquisition	—	—	—	—
Legal Recovery	—	—	(0.04)	(0.01)
Adjusted Diluted Earnings per Share	$0.20	$0.60	$0.26	$1.25

			Twelve Months Ended
			December 31,
			2021	2020
Operating Income			$43,411	$46,183
Goodwill Impairment			—	7,925
SERP			1,027	1,729
Legal Recovery			(1,415)	(341)
Adjusted Operating Income (non-GAAP)			$43,023	$55,496
Tax Effect			9,530	10,859
After-tax Adjusted Operating Income			$33,493	$44,637
Average Invested Capital (1)			$424,854	$433,192
ROIC			7.9%	10.3%
(1) Average invested capital is computed using Share Owners’ equity plus current and non-current debt less cash and cash equivalents averaged for the last five quarters.